Exhibit 4.15

AMENDMENT NO. 3 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 3, dated as of June 19, 2015 (this “Amendment”), by and among TEXTAINER LIMITED (“TL” or the “Borrower”), a company with limited liability organized under the laws of Bermuda, TEXTAINER GROUP HOLDINGS LIMITED (the “Guarantor’’), a company with limited liability organized under the laws of Bermuda, the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “SWAP CONTRACT COUNTERPARTIES” (each a “Swap Contract Counterparty” and, collectively, the “Swap Contract Counterparties”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and L/C Issuer, is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of September 24, 2012 (as amended by Amendment Number 1 to Credit Agreement and Security Agreement, dated as of July 25, 2013, and Consent and Amendment No. 2 to Credit Agreement and Security Agreement, dated as of April 30, 2014, the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions thereof; and

WHEREAS, the Required Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement. Pursuant to Section 11.01 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(a) Schedule 2.01 is hereby deleted and replaced with Schedule 2.01 attached hereto as Exhibit A.

(b) The definition of “Term Facility” is hereby deleted and all references to “Term Facility” in the Credit Agreement are hereby replaced with “Segregated Collateral Pool Debt”.

(c) Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) The following new defined terms are hereby added to Section 1.01 in the appropriate alphabetical order:

““Sale Leaseback Containers” means containers acquired by the Borrower from a lessee in a sale leaseback transaction whereby, simultaneously with such acquisition, such lessee leases the relevant containers from the Borrower.”

““Segregated Collateral Pool Debt” means Indebtedness of the Borrower (a) governed by documentation substantially similar to the Credit Agreement and (b) secured by one or more Segregated Collateral Pools.”

““Third Amendment Effective Date” means June 19, 2015.”

(ii) The pricing table contained in the definition of “Applicable Rate” is hereby amended and restated in its entirety as follows:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio of Guarantor	Commitment Fee	Eurodollar Rate & Letters of Credit	Base Rate
1	<2.75:1	0.175%	1.25%	0.75%
2	> 2.75:1 but < 3.25:1	0.225%	1.50%	1.00%
3	> 3.25:1	0.275%	1.75%	1.25%

(iii) The definition of “Base Rate” is hereby amended by adding the following language after “(c) the Eurodollar Rate plus 1%”:

“; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”

(iv) Subsection (b) of the definition of “Change of Control” is hereby amended and restated in its entirety to read as follows:

“(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.”

(v) The definition of “Eurodollar Base Rate” in clause (a) of the Definition of “Eurodollar Rate” is hereby amended and restated in its entirety to read as follows:

““Eurodollar Base Rate” means the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, and”

(vi) The definition of “Eurodollar Base Rate” in clause (b) of the Definition of “Eurodollar Rate” is hereby amended and restated in its entirety to read as follows:

““Eurodollar Base Rate” means the rate per annum equal to (i) LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination; and if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”

(vii) The definition of “L/C Issuer” is hereby amended and restated in its entirety as follows:

““L/C Issuer” means Bank of America and Wells Fargo, in their capacities as issuers of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.”

(viii) The definition of “Letter of Credit Sublimit” is hereby amended and restated in its entirety as follows:

““Letter of Credit Sublimit” means an amount equal to Fifty Million Dollars ($50,000,000), to be allocated among the L/C Issuers as indicated on Schedule 2.01 hereto. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.”

(ix) The definition of “Loan Notice” is hereby amended by adding the following language after “which shall be substantially in the form of Exhibit A”:

“or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.”

(x) The definition of “Maturity Date” is hereby amended and restated in its entirety to read as follows:

““Maturity Date” means June [    ], 2020.”

(xi) The definition of “Responsible Officer” is hereby amended by deleting the period after “so designated by any of the foregoing officers in a notice to the Administrative Agent” and adding the following language to the end of the sentence:

“or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.”

(xii) The definition of “Sanctioned Person” is hereby amended and restated in its entirety to read as follows:

““Sanctioned Person” means any Person that is: (a) named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, (b) listed on OFAC’s Consolidated Non-SDN List; or (c) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.”

(xiii) The definition of “Sanctions” is hereby amended and restated in its entirety to read as follows:

““Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury or (e) any other sanctions authority with authority over a Loan Party.”

(d) Section 2.02(a) of the Credit Agreement is hereby amended by adding the following language after “notice to the Administrative Agent, which may be given by:”:

“(A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.”

(e) Section 2.02(a) of the Credit Agreement is hereby further amended by deleting the following sentence in the fifteenth line thereof:

“Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by deliver to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.”

(f) Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.04 Acknowledgment of Multiple L/C Issuers. Each of the parties to this Agreement acknowledges that one or more L/C Issuers may issue or amend Letters of Credit as set forth in this Article II and each reference to L/C Issuer herein shall refer to the applicable L/C Issuer with respect to the Letters of Credit issued by such L/C Issuer and, as the context may require, all L/C Issuers.”

(g) Section 2.05(a) of the Credit Agreement is hereby amended by adding the following language after the last sentence thereof:

“For clarification, such notice of prepayment may be in any such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.”

(h) Section 2.14(a) of the Credit Agreement is hereby amended by deleting “One Hundred Million Dollars ($100,000,000)” therein and replacing it with “Three Hundred Million Dollars ($300,000,000)”.

(i) Section 3.01(e) of the Credit Agreement is hereby amended by adding the following new subsection (iv) after subsection (iii) thereof:

“(iv) For purposes of determining withholding taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent and the Borrower to treat) the Loans hereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j) Section 5.20 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.20 Foreign Assets Control Regulations, Etc. No Loan Party or Subsidiary thereof nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative of such Loan Party or its Subsidiaries, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) located, organized, residing or operating in any Designated Jurisdiction, or (iii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other applicable sanctions authority in a jurisdiction where any Loan Party employs or contracts personnel and conducts material operations.”

(k) Article V of the Credit Agreement is hereby amended by adding the following new Section 5.22 at the end of such Article:

“5.22 Anti-Corruption Laws. Each Loan Party has conducted its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.”

(l) Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.17 at the end of such Article:

“6.17 Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations, and maintain policies and procedures designed to promote and achieve compliance with such laws.”

(m) Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness with a stated maturity later than the Maturity Date, except (a) the prepayment of Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments, prepayments or redemptions of Indebtedness set forth in Schedule 5.05, and (c) repayments and prepayments of the Segregated Collateral Pool Debt; provided that voluntary prepayments under subsection (c) above will only be permitted if at the time of such prepayment, no Default exists or would exist as a result of such prepayment.

(n) Article VII of the Credit Agreement is hereby amended by adding the following new Sections 7.19 and 7.20 at the end of such Article:

“7.19 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to such Loan Party’s knowledge, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

7.20 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar applicable anti-corruption legislation in other jurisdictions where any Loan Party employs or contracts personnel and conducts material operations.”

(o) Section 9.10(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) In the event of the granting of Liens on Collateral consisting of a Segregated Collateral Pool to secure the Segregated Collateral Pool Debt, the Lenders, the Administrative Agent and the L/C Issuer agree that the Secured Parties’ Lien on such Collateral automatically shall be released so long as (w) such requests for release may be made no more frequently than quarterly (and with respect to releases relating solely to Sale Leaseback Containers, no more frequently than monthly), (x) such Liens are granted in connection with establishing Segregated Collateral Pool Debt, or are necessary to maintain compliance with the borrowing base provisions of such Segregated Collateral Pool Debt, or the Borrower wishes to dispose of assets then included in such Segregated Collateral Pool, (y) the Borrower shall have submitted to the Administrative Agent a Borrowing Base Report demonstrating that, immediately prior to and after giving pro forma effect to any such requested release of Collateral, the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, and (z) except in the case of any release of Sale Leaseback Containers acquired after the Third Amendment Effective Date, the Borrower shall have submitted to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, showing that after giving effect to such release of Collateral (as compared to the Collateral included in the Borrowing Base immediately prior to such release), (A) the Weighted Average age of the Eligible Marine Containers shall not have increased by more than one year, (B) the Weighted Average long term lease remaining tenor shall not have decreased by more than nine months, (C) the Weighted Average long term lease composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers) shall not have decreased by more than five percentage points, (D) no individual customer’s concentration percentage shall have increased by more than five percentage points, measured by net book value, and (E) off-hire containers composition (as a percentage of the aggregate Borrowing Base pool of Eligible Marine Containers, measured by net book value) shall not have increased by more than two percentage points. For purposes of this section, “Weighted Average” for any factor, and any group of Eligible Marine Containers, shall be based on the net book value for such group of Eligible Marine Containers. In such event, the Administrative Agent, on behalf of the Secured Parties, shall be deemed to have released such Collateral from the Lien of the Collateral Documents, and the Administrative Agent shall, at Borrower’s request, within three (3) Business Days execute any documentation reasonably required to evidence such release.”

(p) Section 11.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.17 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

(q) Article XI of the Credit Agreement is hereby amended by adding the following new Section 11.21 at the end of such Article:

“11.21 Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.”

SECTION 3 Conditions of Effectiveness. Section 2 of this Amendment shall become effective, as of the date first above written, upon the satisfaction of the following conditions:

(a) The execution and delivery of this Amendment by the Borrower, the Administrative Agent and all Lenders.

(b) There shall not have occurred a material adverse change (a) in the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Guarantor, the Borrower or their Subsidiaries, taken as a whole, since December 31, 2014, (b) the ability of the Borrower or the Guarantor to perform its Obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against the Borrower or Guarantor of the Loan Documents (collectively, a “Material Adverse Effect”), or (d) in the facts and information regarding the Borrower and Guarantor as represented to date.

(c) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or any Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(d) The Administrative Agent shall have received a satisfactory opinion of US and Bermuda counsel to the Loan Parties and certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officer of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party.

(e) The Borrower shall have paid or caused to be paid all of the fees described in (i) that certain fee letter, dated as of May 21, 2015, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the Borrower and (ii) that certain fee letter, dated as of the date hereof, by and among Wells Fargo Bank, National Association, and the Borrower.

(f) The Borrower shall have paid all amounts described in Section 6(b) hereof that have been invoiced prior to the date hereof.

SECTION 4 Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent, the Swap Contract Counterparties and the Lenders as follows:

(a) Each Loan Party hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Article V of the Credit Agreement and in the other Loan Documents. For the purposes of this Section 4, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

(b) This Amendment has been duly executed and delivered by each Loan Party. The execution, delivery and performance by each Loan Party of this Amendment is within such Loan Party’s corporate powers and has been duly authorized by all necessary corporate or other organizational action. This Amendment and the Credit Agreement as amended hereby, and all other Loan Documents to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms.

(c) The execution and delivery by such Loan Party of this Amendment and the performance by such Loan Party of this Amendment and the Credit Agreement as amended hereby will not (a) violate any Law, the violation of which could be reasonably expected to result in a Material Adverse Effect, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject.

(d) No Default or Event of Default has occurred and is continuing.

SECTION 5 Ratification. Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

SECTION 6 Miscellaneous.

(a) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent, the Swap Contract Counterparties and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(b) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(c) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender and their respective successors and assigns.

(d) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(e) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(f) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(g) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(h) Loan Documents. This Amendment shall constitute a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TEXTAINER LIMITED

By	/s/ Christopher C. Morris
Name: Christopher C. Morris
Title: Executive Vice President

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By	/s/ Lilianan Claar
Name:
Title: Vice President

CONSENTED TO AND
ACKNOWLEDGED BY:

GUARANTOR

TEXTAINER GROUP HOLDINGS LIMITED

By	/s/ Christopher C. Morris
Name: Christopher C. Morris
Title: Executive Vice President

[Signature Page to Amendment No. 3 to Credit Agreement]

THE LENDERS:

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By	/s/ Irene Bertozzi Bartenstein
Name:
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, as L/C Issuer and as Co-Documentation Agent

By	Jerri Kallam
Name:
Title: Director

BNP PARIBAS, as a Lender and as Co-Documentation Agent

By	/s/ Andrew Stratos & Stephanie Klien
Name:
Title:

ROYAL BANK OF CANADA,

By	/s/ Kevin Flynn
Name:
Title: Authorized Signatory

[Signature Page to Amendment No. 3 to Credit Agreement]

UNION BANK, N.A.,
as a Lender and as Co-Documentation Agent

By	/s/ Michael McCauley
Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By	/s/ Tad Stainbrook
Name:
Title:

JPMORGAN CHASE BANK. N.A.

By	/s/ C. Cedric Reynolds
Name:
Title:

CITIBANK, NATIONAL ASSOCIATION

By	/s/ Nancy Dias
Name:
Title:

[Signature Page to Amendment No. 3 to Credit Agreement]

DBS BANK LTD., LOS ANGELES AGENCY

By	/s/ Yeo How Ngee
Name:
Title:

SANTANDER BANK, N .A.

By	/s/ Daniel Russell
Name:
Title:

FIRST HAWAIIAN BANK

By	/s/ Darlene Blakeney
Name:
Title:

BRANCH BANKING AND TRUST COMPANY

By	/s/ Brian R. Jones
Name:
Title:

UMPQUA BANK

By	/s/ John Brennan
Name:
Title:

[Signature Page to Amendment No. 3 to Credit Agreement]

THE SWAP CONTRACT COUNTERPARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Joe Hunter
Name:
Title:

UNION BANK, N.A.

By	/s/ Michael McCauley
Name:
Title:

[Signature Page to Amendment No. 3 to Credit Agreement]

SCHEDULE 2.01

TO CREDIT AGREEMENT

Exhibit A

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage	L/C Sublimit
Bank of America, N.A.	$95,000,000	13.571428571%	$25,000,000
Royal Bank of Canada	$95,000,000	13.571428571%	$0
Union Bank, N.A.	$80,000,000	11.428571428%	$0
Wells Fargo Bank, National Association	$80,000,000	11.428571428%	$25,000,000
BNP Paribas	$80,000,000	11.428571428%	$0
KeyBank National Association	$50,000,000	7.142857142%	$0
JPMorgan Chase Bank, N.A.	$50,000,000	7.142857142%	$0
DBS Bank Ltd., Los Angeles Agency	$40,000,000	5.714285714%	$0
Santander Bank, N.A.	$30,000,000	4.285714285%	$0
First Hawaiian Bank	$30,000,000	4.285714285%	$0
Branch Banking and Trust Company	$30,000,000	4.285714285%	$0
Citibank, National Association	$25,000,000	3.571428571%	$0
Umpqua Bank	$15,000,000	2.142857142%	$0

TOTAL	$700,000,000	100.000000000%	$50,000,000